Exhibt 10.2

STOCK PURCHASE AGREEMENT

by and among

STANDARD FEDERAL BANK NATIONAL ASSOCIATION,

NORTH AMERICAN INTERNATIONAL HOLDING CORPORATION

and

SIRVA WORLDWIDE, INC.

November 9, 2004

TABLE OF CONTENTS

1.	Definitions
	1.01	Definitions
	1.02	Interpretation
2.	Purchase and Sale
	2.01	Purchase and Sale
	2.02	Purchase Price
	2.03	Effective Date
	2.04	Closing
	2.05	Adjustments to Purchase Price
3.	Actions Pending Effective Date
	3.01	ERC Actions Prior to Effective Date
	3.02	Forbearances of Parent
	3.03	Forbearances of Buyer
4.	Representations and Warranties
	4.01	Disclosure Schedules
	4.02	Intentionally Deleted
	4.03	Representations and Warranties of Parent
	4.04	Representations and Warranties of Buyer
	4.05	No Other Representation or Warranties
5.	Covenants
	5.01	Commercially Reasonable Efforts
	5.02	Press Releases
	5.03	Access; Information
	5.04	Regulatory Applications
	5.05	Intentionally Deleted
	5.06	Benefit Plans
	5.07	Tax Matters
	5.08	Notification of Certain Matters
	5.09	Transition
	5.10	Legend
	5.11	Non-Compete; No Solicitation of Employees
	5.12	Section 338(h)(10) Election
	5.13	No Solicitation of Offers
	5.14	Guarantee
6.	Conditions to Consummation of the Purchase
	6.01	Conditions to Each Party’s Obligation to Effect the Purchase
	6.02	Conditions to Obligation of Buyer
	6.03	Conditions to Obligation of Parent
7.	Survival; Indemnifications

i

TABLE OF CONTENTS

(continued)

	7.01	In General
	7.02	Survival Periods
	7.03	Limits on Indemnification
	7.04	Indemnification by Buyer
	7.05	Indemnification by Parent
	7.06	Third-Party Claims
8.	Termination
	8.01	Termination
	8.02	Effect of Termination and Abandonment
	8.03	Performance Fee
9.	Miscellaneous
	9.01	Waiver; Amendment
	9.02	Counterparts
	9.03	Governing Law
	9.04	Waiver of Jury Trial
	9.05	Assignment
	9.06	Expenses
	9.07	Notices
	9.08	Entire Understanding; No Third Party Beneficiaries
	9.09	Severability

ii

DISCLOSURE SCHEDULES

Parent Disclosure Schedules

Schedule 1.01	Knowledge
Schedule 3.01(b)	Intercompany Accounts and Refinancing
Schedule 3.01(c)	Actions Regarding Certain Transactions
Schedule 3.02	Forbearances of Parent
Schedule 4.03(a)	Qualification to do Business
Schedule 4.03(f)	Financial Reports
Schedule 4.03(g)	Litigation
Schedule 4.03(h)	Agreements with Governmental Authorities
Schedule 4.03(j)(1)	Material Contracts
Schedule 4.03(l)	Employee Benefit Plans
Schedule 4.03(m)	Labor Matters
Schedule 4.03(o)	Tax Matters
Schedule 4.03(p)	Insurance
Schedule 4.03(q)	Loans, Leases, and Investments
Schedule 4.03(r)	Intellectual Property
Schedule 4.03(s)	Title to Assets Other than Real Property
Schedule 4.03(t)	Real Properties
Schedule 4.03(v)	Undisclosed Liabilities
Schedule 4.03(aa)	Aging Schedule of Accounts Receivable
Schedule 4.03(bb)	Significant Customers
Schedule 4.03(cc)	Related Party Transactions

Buyer Disclosure Schedules

Schedule 1.01	Knowledge
Schedule 4.04(c)	Consents
Schedule 6.02(c)	Consents

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of November 9, 2004 (“Agreement”), is entered into by and among Standard Federal Bank National Association (“Parent”), North American International Holding Corporation (“Buyer”) and SIRVA Worldwide, Inc. (“Guarantor”).

W I T N E S S E T H:

WHEREAS, Parent owns all of the issued and outstanding shares of capital stock of Executive Relocation Corporation, a Michigan corporation providing employee relocation management and consulting services (“ERC”);

WHEREAS, Parent is a national banking association organized under the laws of the United States;

WHEREAS, Buyer is a corporation organized under the laws of Delaware; and

WHEREAS, subject to the terms and conditions of this Agreement, Parent intends to sell to Buyer, and Buyer intends to purchase from Parent, all of the shares of common stock of ERC issued and outstanding on the Effective Date (defined below).

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, covenants and agreements set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Definitions

1.01                           Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“AANAH” has the meaning set forth in Section 4.03(o)(10) hereof.

“Acquisition Proposal” has the meaning set forth in Section 5.13 hereof.

“Action” means any action, suit, arbitration, inquiry, proceeding or investigation by or before any court or Governmental Authority.

“Adjustment Report” has the meaning set forth in Section 2.05(b) hereof.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.

“Agreement” has the meaning set forth in the preamble to this Agreement, as this Agreement may be amended or modified from time to time in accordance with the provisions hereof.

“Bankruptcy Code” has the meaning set forth in Section 4.03(bb) hereof.

“Benefit Plans” has the meaning set forth in Section 4.03(l)(1) hereof.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in the State of Illinois are authorized by law or other governmental action to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indebtedness” has the meaning set forth in Section 5.14 hereof.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.05 hereof.

“Cap” means fifteen (15) percent of the Purchase Price.

“Closing” has the meaning set forth in Section 2.04 hereof.

“Closing Payment” has the meaning set forth in Section 2.02(c) hereof.

“Code” has the meaning set forth in Section 4.03(l)(2) hereof.

“Confidentiality Agreement” has the meaning set forth in Section 5.03(c) hereof.

“Control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Controlling Party” has the meaning set forth in Section 7.06 hereof.

“Costs” means all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages (but excluding punitive, exemplary or consequential damages) or liabilities.

“DCB” means the Dutch Central Bank.

“Deductible” means $500,000.

“De Minimis Cost” has the meaning set forth in Section 7.03(a).

“Disclosure Schedule” has the meaning set forth in Section 4.01 hereof.

“Effective Date” has the meaning set forth in Section 2.03 hereof.

“Effective Date Balance Sheet” has the meaning set forth in Section 2.05(a) hereof.

“Employees” has the meaning set forth in Section 4.03(l)(1) hereof.

“Environmental Laws” means all applicable domestic local, state and federal laws and regulations concerning the protection of the environment, or the use, handling, release or disposal of hazardous substances.

“ERC By-Laws” means the by-laws, as amended and restated, of ERC.

“ERC Employee” has the meaning set forth in Section 5.06(c) hereof.

“ERC Financial Statements” has the meaning set forth in Section 4.03(f)(1) hereof.

“ERC Organization Certificate” means the organization certificate, as amended, of ERC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.03(l)(3) hereof.

“ERISA Plans” has the meaning set forth in Section 4.03(l)(2) hereof.

“Estimated Effective Date Balance Sheet” has the meaning set forth in Section 2.02(b) hereof.

“Estimated Post-Closing Adjustment” means an amount equal to ERC’s estimated shareholder’s equity on the Effective Date as reflected on the Estimated Effective Date Balance Sheet minus the Minimum Equity Amount as determined under Section 2.02(b) hereof.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any domestic or foreign court, administrative agency, self-regulatory authority or commission or other federal, state or local governmental or self-regulatory authority or instrumentality.

“Guarantor” has the meaning set forth in the preamble hereof.

“HSR Act” has the meaning set forth in Section 4.03(e)(1) hereof.

“Indemnified Party” has the meaning set forth in Section 7.06 hereof.

“Initial Purchase Price” has the meaning set forth in Section 2.02(a) hereof.

“Insurance Policy” has the meaning set forth in Section 4.03(p) hereof.

“Intellectual Property” has the meaning set forth in Section 4.03(r) hereof.

“Interest Rate” means the prime rate in the United States as published in The Wall Street Journal on the date that the calculation of interest is to be made on the amount specified.

“IRS” has the meaning set forth in Section 4.03(l)(2) hereof.

“Knowledge” means, with respect to each of Parent or Buyer, the actual knowledge, after reasonable inquiry, of any of the persons whose names are set forth in Section 1.01 of their respective Disclosure Schedules.

“Leases” means all lease and sublease agreements and similar agreements with respect to personal property entered into by ERC, as lessor, through the date hereof, including all collateral security therefore such as guarantees and all insurance policies or proceeds.

“Lien” means any charge, mortgage, pledge, hypothecation, assignment, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means:

(1)                                  With respect to ERC, any fact(s), change(s), event(s), development(s) or circumstance(s) which, individually or in the aggregate, would be reasonably expected (i) to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of ERC or (ii) to prevent the consummation by Parent and ERC of the transactions contemplated by this Agreement; provided, however, that for purposes of clause (i) above, any:

(a)                                  changes in the United States economy or financial markets generally,

(b)                                 changes in the employee relocation business that do not disproportionately affect ERC in any material respect as compared to others in such business,

(c)                                  changes in any laws applicable to ERC after the date hereof that do not disproportionately affect ERC in any material respect as compared to others in the employee relocation business,

(d)                                 changes in GAAP after the date hereof, or

(e)                                  any actions taken, or failures to take action, or such other effects, changes or occurrences required by or contemplated by this Agreement or to which Buyer has consented in writing shall be disregarded in determining whether there has been an ERC Material Adverse Effect; and

(2)                                  With respect to either of Parent, Buyer or Guarantor a material impairment of such Person’s ability to perform its material obligations under this Agreement in a timely fashion.

“Material Contract” has the meaning set forth in Section 4.03(j)(1) hereof.

“Minimum Equity Amount” has the meaning set forth in Section 2.02(a) hereof.

“MNC” has the meaning set forth in Section 4.03(o)(10) hereof.

“Nominee Properties” has the meaning set forth in Section 4.03(t) hereof.

“Non-Controlling Party” has the meaning set forth in Section 7.06 hereof.

“OCC” means the Office of the Comptroller of the Currency.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Indemnified Parties” has the meaning set forth in Section 7.04 hereof.

“Pension Plan” has the meaning set forth in Section 4.03(l)(2) hereof.

“Person” means any individual, bank, corporation, partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, or any Governmental Authority.

“Post-Closing Adjustment” means an amount equal to ERC’s actual shareholder’s equity  on the Effective Date as reflected on the Effective Date Balance Sheet as finally determined under Section 2.05 hereof minus the Minimum Equity Amount.

“Post-Effective Date Period” means each taxable period that starts after the Effective Date and, in the case of a taxable period beginning before and ending after the Effective Date, the portion of such period beginning after the Effective Date.

“Pre-Effective Date Period” means each taxable period that ends on or before the Effective Date and, in the case of a taxable period beginning before and ending after the Effective Date, the portion of such period through the end of the Effective Date.

“Purchase” has the meaning set forth in Section 2.01 hereof.

“Purchase Price” has the meaning set forth in Section 2.02(a) hereof.

“Regulatory Authority” has the meaning set forth in Section 4.03(h) hereof.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Resolution Period” has the meaning set forth in Section 2.05(b) hereof.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, obligations or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“Section 338(h)(10) Election” has the meaning set forth in Section 5.12 hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under the Securities Act.

“Shares” has the meaning set forth in Section 4.03(b) hereof.

“Subsidiary” means, for any Person, any other person that the initial Person directly or indirectly Controls.

“Survival Date” has the meaning set forth in Section 7.02 hereof.

“Tax” and “Taxes” mean all federal, state, local or foreign income taxes, franchise taxes, employment taxes, property taxes, withholding taxes, sales taxes, use taxes, transfer taxes, excise taxes, recording taxes, social security taxes and premiums, unemployment taxes and premiums and any other levies or assessments or duties by any Governmental Authority, however denominated or determined, together with any interest, additions or penalties with respect thereto, and any interest in respect of such additions or penalties.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Taxing Authority” means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

“Transition Services Agreement” means the transition services agreement between Buyer and the Parent substantially in the form attached hereto as Exhibit A.

“U.S. Parent” has the meaning set forth in Section 5.11 hereof.

1.02                           Interpretation.  (a) The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(b)                                 Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(c)                                  Whenever the words “herein” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific section.

(d)                                 Whenever a dollar figure ($) is used in this Agreement, it will be deemed to be United States dollars unless otherwise specified.

2.             Purchase and Sale

2.01                           Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, effective on the Effective Date (defined below), Buyer will purchase (the “Purchase”) from Parent, and Parent will sell, transfer, convey, assign and deliver to Buyer, all of the Shares free and clear of all Liens.

2.02                           Purchase Price.  (a) The purchase price for the Shares will be ONE HUNDRED MILLION DOLLARS AND NO/100 ($100,000,000.00), plus the Estimated Post-

Closing Adjustment, if any, payable by either party in accordance with Section 2.02(b) hereof (collectively, the “Initial Purchase Price”), plus any payments made to Parent in accordance with Section 2.05(c)(2) hereof, and minus any payments made by Parent in accordance with Section 2.05(c)(1) hereof, and as may be adjusted pursuant to Section 8.03 (the “Purchase Price”).  The Purchase Price assumes a shareholder’s equity for ERC of $113,000 (the “Minimum Equity Amount”) on the Effective Date as calculated and set forth on the Estimated Effective Date Balance Sheet.

(b)                                 Payment of Purchase Price.  At least five (5) Business Days prior to the Closing, Parent shall deliver to Buyer a balance sheet of ERC (the “Estimated Effective Date Balance Sheet”) setting forth in detail Parent’s good faith estimate of the Post-Closing Adjustment, prepared in accordance with the provisions of Section 2.05 hereof, which estimate shall be reasonably acceptable to the Buyer (such estimate, being referred to herein as the “Estimated Post-Closing Adjustment”).

(c)                                  At the Closing, Buyer shall pay to Parent an amount equal to the Initial Purchase Price (the “Closing Payment”), by wire transfer in immediately available funds.

(d)                                 Following the Closing, Parent and Buyer, as appropriate, shall make the payment, if any, required by Section 2.05.

2.03                           Effective Date.  Subject to the satisfaction or waiver in accordance with the terms of this Agreement of the conditions set forth in Article 6 hereof, the parties will cause the effective date of the Purchase (the “Effective Date”) to occur on (a) the earliest of November 30, December 15, and December 31 or (b) such other date to which the parties may agree in writing.

2.04                           Closing.  Subject to the terms and conditions of this Agreement, on the Effective Date, the following actions will be taken at the closing (the “Closing”) at the offices of Vedder, Price, Kaufman & Kammholz, P.C. in Chicago, Illinois:

(a)                                  Deliveries by Parent.  At Closing, Parent shall deliver, or cause to be delivered, to Buyer, the following items:

(1)                                  Certificates for the Shares, duly endorsed in blank or with stock powers duly endorsed in blank, together with such other documents, instruments or agreements necessary to transfer good and valid title in and to the Shares to Buyer, free and clear of any Lien;

(2)                                  The ERC Organizational Certificate certified as of the most recent practicable date by the Secretary of State of the State of Michigan;

(3)                                  A certificate from the appropriate Governmental Authority as to the good standing (or equivalent status) of ERC as of the most recent practicable date in its jurisdiction of incorporation and each jurisdiction in which ERC is qualified or licensed to do business;

(4)                                  A certificate of the Secretary of ERC certifying as to the ERC Organizational Certificate and By-Laws;

(5)                                  A written resignation from each director of ERC and an acknowledgement from each officer of ERC as Buyer shall request that he/she shall no longer have authority to execute documents on behalf of ERC or otherwise bind ERC;

(6)                                  ERC’s original corporate record books and stock record books;

(7)                                  A duly executed opinion of in-house counsel to Parent and ERC in a form reasonably satisfactory to Buyer;

(8)                                  Evidence of termination, in form and substance reasonably satisfactory to Buyer, of all of the intercompany arrangements set forth on Parent Disclosure Schedule 3.01(b);

(9)                                  A properly executed affidavit of non-foreign status in a form reasonably acceptable to Buyer;

(10)                            An incumbency certificate of Parent certifying as to the signatures of its officers executing documents in connection herewith; and

(11)                            Pay-off letter with respect to the intercompany account Buyer will pay in full at Closing as set forth on Parent Disclosure Schedule 3.01(b) and any necessary, fully executed (but unfiled) UCC termination statements or other releases as may be reasonably required to evidence the satisfaction of such indebtedness.

(b)                                 Deliveries by Buyer.  At Closing, Buyer shall deliver, or cause to be delivered to Parent, the following items:

(1)                                  Initial Purchase Price by wire transfer of immediately available funds in U.S. dollars to an account designated by Parent prior to the Effective Date;

(2)                                  Certificate of Good Standing from the Secretary of State of the State of Delaware for each of Guarantor and Buyer;

(3)                                  Funds sufficient to pay off all loans, credit facilities or liabilities of ERC to Parent or its Affiliates specified in Section 3.01(b) below; and

(4)                                  Incumbency certificate of each of Guarantor and Buyer certifying as to the signatures of its officers executing documents in connection herewith.

(c)                                  Other Deliveries.  Each of the parties will take such other actions, and will execute and deliver such other instruments or documents as may be required, in order to satisfy those conditions set forth in Article 6 hereof that by their terms are to be satisfied on the Effective Date.

2.05                           Adjustments to Purchase Price.  (a) As soon as practicable, but in no event later than 75 days following the Effective Date, Buyer shall prepare and deliver to Parent, Buyer’s calculation of the Post-Closing Adjustment, based on a balance sheet, as of the Effective Date, of ERC (the “Effective Date Balance Sheet”).  The Effective Date Balance Sheet shall be prepared (1) in a manner and on a basis consistent in all respects with the December 31, 2003 financial statements included in ERC’s Financial Statements, including GAAP consistently applied and at the level of detail as reflected on Exhibit 2.05, with the exception of the application of newly issued GAAP standards, (2) utilizing ERC’s accounting systems, practices, policies, processes and procedures, consistently applied, as in effect as of December 31, 2003, with the exception of those changes required by GAAP, (3) utilizing ERC’s risk, credit, loan loss and other reserve practices, policies, processes and procedures, consistently applied and as in effect as of December 31, 2003, with the exception of any changes required by GAAP, and (4) without the establishment of any new or additional reserves (other than reserves for earned commissions, earned vacations, earned incentive bonuses and employee benefit accruals), allowances or charges, unless required by GAAP.  Buyer shall permit Parent and Parent’s certified public accounting firm full and unrestricted access to all relevant information, books, records and personnel of ERC in connection with the foregoing.  In determining the amount of ERC’s actual shareholder’s equity for purposes of computing the Post-Closing Adjustment, the amount of the shareholder’s equity (as finally computed before the application of this sentence) shall be increased by the amount of any Tax liabilities reflected on the Effective Date Balance Sheet which relate to the Pre-Effective Date Period (including, without limitation, any Tax liabilities resulting from the Code Section 338(h)(10) election reflected on the Effective Date Balance Sheet).

(b)                                 Within 30 days of delivery of Buyer’s calculation of the Post-Closing Adjustment, Parent shall provide Buyer with written notice (the “Adjustment Report”) of any items of dispute with Buyer’s calculation of the Post-Closing Adjustment.  Buyer and Parent shall attempt to resolve by mutual agreement the items disputed in good faith within 30 days after the receipt of written notice of the disagreement (the “Resolution Period”).  If the parties are unable to agree within the Resolution Period, and the amount in dispute is in excess of $100,000, Parent and Buyer shall engage Deloitte & Touche and submit the dispute for resolution to such firm, whose decision shall be final and binding on the parties.  If Deloitte & Touche determines that Parent is entitled to 50% or less of the total amount claimed by Parent in the Adjustment Report, Parent shall pay all of Deloitte & Touche’s fees and expenses in connection with its services under this Section 2.05.  If Deloitte &

Touche determines that Parent is entitled to more than 50% of the total amount claimed by Parent in the Adjustment Report, Buyer shall pay all of Deloitte & Touche’s fees and expenses in connection with its services under this Section 2.05.  In executing its duties, Deloitte & Touche shall follow the standards established in Section 2.05(a) above.

(c)                                  (1)           Parent will make a refund adjustment payment to Buyer with respect to the Purchase in an amount equal to the amount, if any, by which the Post-Closing Adjustment is less than the Estimated Post-Closing Adjustment, plus interest at the Interest Rate on the difference from the Effective Date.

(2)                                  Buyer will pay an additional adjustment payment to Parent with respect to the Purchase in an amount equal to the amount, if any, by which the Post-Closing Adjustment is greater than the Estimated Post-Closing Adjustment, plus interest at the Interest Rate on the difference from the Effective Date.

(d)                                 If Buyer is entitled to a refund of a portion of the Purchase Price as determined in accordance with Section 2.05(c)(1) above, then Parent shall provide such refund to Buyer by wire transfer of immediately available funds within five (5) days of the final determination of the amount of such refund.  If Parent is entitled to an additional amount added to the Purchase Price as determined in accordance with Section 2.05(c)(2) above, then Buyer shall provide such additional amount to Parent by wire transfer of immediately available funds within five (5) days of the final determination of such additional amount.

3.             Actions Pending Effective Date

3.01                           ERC Actions Prior to Effective Date.

(a)                                  Distributions.  Prior to the Effective Date, ERC will be permitted to distribute cash dividends to Parent or other distributions; provided, however, that, at the Effective Date, Parent will attempt to preserve an amount of shareholder’s equity of no less than the Minimum Equity Amount, recognizing that there will be an adjustment to the Purchase Price in accordance with Section 2.05 above for any differences from the Minimum Equity Amount on the Effective Date Balance Sheet.

(b)                                 Intercompany Accounts and Refinancing.  At the Closing, to the extent such amounts are set forth on the Estimated Effective Date Balance Sheet, (1) Buyer shall provide to Parent, or its designee, funds sufficient to pay in full, in addition to the Initial Purchase Price, (A) all outstanding loans and other credit facilities provided by Parent and/or its Affiliates to ERC as set forth on Parent Disclosure Schedule 3.01(b), and (B) all other obligations or liabilities of ERC to Parent and/or its Affiliates, including all intercompany accounts (which accounts shall be brought to zero) as accrued as of the Effective Date by ERC as set forth on Parent Disclosure Schedule 3.01(b), and (2) all outstanding credit facilities, guaranties and other borrowing arrangements between the Parent and/or its Affiliates and ERC set forth on Parent Disclosure Schedule in Section 3.01(b) shall have been settled and terminated.

(c)                                  Actions Regarding Certain Transactions.  Parent and ERC are permitted to undertake actions necessary to restructure, reorganize, receive any consents under or otherwise modify those transactions or relationships described on Parent Disclosure Schedule Section 3.01(c) so as to permit the transition and separation of ERC from Parent to Buyer.

3.02                           Forbearances of Parent.  Except as otherwise required or permitted by this Agreement, during the period from the date of this Agreement to the Effective Date, Parent shall cause ERC to conduct its operations in the ordinary course of business of ERC, consistent with past custom and practice and use commercially reasonable efforts to:  (i) preserve intact ERC’s current business operations and personnel, including current levels of insurance coverage, (ii) keep its physical assets in the same working condition (reasonable wear and tear excepted), and (iii) preserve its relationships with suppliers, customers and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired.  Without limiting the generality of the foregoing, prior to the Closing, except (1) as required by this Agreement or (2) as set forth on Parent Disclosure Schedule 3.02, Parent shall cause ERC not to, without the prior written consent of Buyer, take any of the following actions:

(a)                                  Capital Stock.  (1) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Shares, other equity stock of ERC or any Rights; (2) pledge or otherwise encumber any equity stock of ERC; (3) split, combine, subdivide or reclassify any equity stock of ERC; or (4) redeem or otherwise acquire any equity stock of ERC.

(b)                                 Dividends.  Make, declare, pay or set aside for payment any dividend or distribution with respect to shares of its capital stock (including the Shares); provided, however, that such action will be permitted in accordance with Section 3.01(a) hereof.

(c)                                  Compensation; Employment Agreements; Etc.  (1) Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or consultant of ERC, or (2) grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus plans or programs), except in any of the following cases (A) as may be required by applicable law, (B) to satisfy contractual obligations existing as of the date hereof as set forth on Parent Disclosure Schedule 3.02, (C) for grants of awards to newly hired employees consistent with past practice, (D) as a result of any change or modification of any benefit plan of Parent not expressly related to ERC, (E) for incentive bonus awards payable under the ERC Incentive Plan in 2005 for performance associated with fiscal year 2004, or (F) for previously announced merit pay increases.

(d)                                 Benefit Plans.  Enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensation, consulting, bonus, severance, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee or consultant of ERC, or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, except in any case (1) as may be required by applicable law, (2) to satisfy contractual obligations existing as of the date hereof as set forth on Parent Disclosure Schedule 3.02, (3) to establish a retention bonus program as described on Parent Disclosure Schedule 3.02, or (4) as would not result in any increase in the obligations of ERC in the aggregate in excess of $100,000.

(e)                                  Dispositions.  Sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, deposits, businesses or properties, except in the ordinary course of business and in a transaction or series of transactions that is not individually, or in the aggregate, in excess of $100,000.

(f)                                    Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of Control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all, or any portion of, the assets, business, deposits or properties of any other entity, except for acquisitions with respect to Nominee Properties in the ordinary course of business and in a transaction that is not material to ERC.

(g)                                 Governing Documents.  Amend the ERC Organization Certificate or the ERC By-laws.

(h)                                 Accounting Methods.  Implement or adopt any material change in its accounting principles, practices or methods, except as may be contemplated by GAAP.

(i)                                     Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate early any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(j)                                     Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding against ERC, in an amount in any one case in excess of $100,000, and in the aggregate in excess of $200,000.

(k)                                  Adverse Actions.  Knowingly take any action intended or reasonably likely to result in (1) a Material Adverse Effect on ERC, (2) any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Date, (3) any of the conditions to the Purchase set forth in Article 6 below not being satisfied in a timely manner, or (4) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(l)                                     Indebtedness.  Incur any indebtedness for borrowed money, except in the ordinary course of business, but in no event, to exceed $200,000 in the aggregate, other than advances made pursuant to ERC’s line of credit listed in Parent Disclosure Schedule 4.03(j)(1)(C).

(m)                               Accounts Receivable.  Change the terms of any accounts receivable or cancel any debts owed to ERC, other than in the ordinary course and not to exceed $100,000 in the aggregate.

(n)                                 Tax Elections/Returns.  Unless required by applicable law, make, change or revoke any material Tax election, file an amended Tax Return, enter into any agreement with any taxing authority, settle or otherwise resolve a Tax claim or assessment, surrender any right to a claim for a Tax refund, consent to an extension of an applicable statute of limitations with respect to Taxes, in each case if such action could have the result of affecting ERC’s separate company liability for Taxes.

(o)                                 Powers of Attorney.  Grant any powers of attorney to any other Person.

(p)                                 Accounts Payable.  Accelerate, delay or postpone its payment of any accounts payable or other liabilities other than in the ordinary course.

(q)                                 Capital Expenditures.  Incur or commit to incur capital expenditures only in the ordinary course of business and not to exceed $50,000 in the aggregate.

(r)                                    Commitments.  Agree, authorize or commit to do any action described above in this Section 3.02.

3.03                           Forbearances of Buyer.  From the date hereof until the Effective Date, except as expressly contemplated by this Agreement, without the prior written consent of Parent, Buyer will not, and will cause each of its Subsidiaries and Affiliates not to, knowingly take or agree to take any action intended or reasonably likely to result in (1) any of the conditions to the Purchase set forth in Article 6 not being satisfied in a timely manner, or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

4.             Representations and Warranties

4.01                           Disclosure Schedules.  On or prior to the date hereof, Parent has delivered to Buyer a schedule, and Buyer has delivered to Parent a schedule (respectively, its “Disclosure Schedule”), setting forth, among other things, items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, or as an exception to one or more representations or warranties contained in Section 4.03 or Section 4.04 below, or to one or more of its covenants contained in Article 3 or Article 5; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents an exception or fact, event or circumstance or that such item has had or is reasonably likely to result in a Material Adverse Effect with respect to the disclosing party.

4.02                           Intentionally Deleted.

4.03                           Representations and Warranties of Parent.  Subject to Section 4.01 above, and except as set forth on Parent Disclosure Schedule 4.03, Parent represents and warrants to Buyer as follows:

(a)                                  Organization, Standing and Authority.  Parent is a national banking association in good standing under the laws of the United States.  ERC is a corporation organized and in good standing under the laws of the State of Michigan.  ERC has the requisite power and authority to own its assets and carry on its business as currently conducted, and is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its property and assets or the conduct of its business requires such qualification, except where the failure to be in good standing would not be reasonably likely to result in a Material Adverse Effect.  Parent Disclosure Schedule 4.03(a) lists each jurisdiction in which ERC is qualified to do business.

(b)                                 Shares.  As of the date hereof, the authorized capital stock of ERC consists solely of: (i) 807,500 shares of Class A voting common stock, par value $0.10 per share, of which 125,770 shares are outstanding as of the date hereof (the “Shares”); and (ii) 192,500 shares of Class B nonvoting common stock, par value $0.10 per share, of which no shares are outstanding as of the date hereof.  The Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).  All of the Shares are owned by Parent, free and clear of any Liens, and Parent has good and marketable title to the Shares.  As of the date hereof, except as set forth herein, there are no Shares authorized and reserved for issuance, neither Parent nor ERC has any Rights issued or outstanding with respect to Shares, and neither Parent nor ERC has any commitment to authorize, issue or sell any Shares or Rights, except pursuant to this Agreement.

(c)                                  ERC Subsidiaries.  ERC does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(d)                                 Corporate Authority.  This Agreement, all agreements entered into in connection with this Agreement, and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Parent, and this Agreement has been duly authorized, executed and delivered by Parent.  This Agreement is a valid and legally binding obligation of Parent, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)                                  Regulatory Filings; No Conflicts.

(1)                                  No consents or approvals of, or filings or registrations with, any Governmental Authority or any third party are required to be obtained or made by either Parent or ERC in connection with the execution, delivery or performance by Parent of this Agreement or to consummate the Purchase, except for filings, applications or notices (by any of Buyer, Parent or ERC), and the termination of any applicable waiting periods, (A) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), (B) to any federal or state bank regulatory agency as may be required, and (C) under any applicable foreign laws or regulations, or to any foreign Governmental Authority, including the DCB.  As of the date hereof, Parent has no Knowledge of any reason why the approvals set forth as conditions to closing in Section 6.01(a) hereof will not be received in a timely manner.

(2)                                  Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and any required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, other than a breach, violation or default that would not be reasonably likely to result in a Material Adverse Effect, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or contract, agreement, indenture or instrument of Parent or ERC, or to which either of them or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, ERC Organization Certificate or ERC By-Laws or the corresponding governing documents of Parent, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, contract, agreement, indenture or instrument, other than consents or approvals the failure of which to obtain would not be reasonably likely to result in a Material Adverse Effect.

(f)                                    Financial Reports; No Material Adverse Effect.

(1)                                  Attached as Parent Disclosure Schedule 4.03(f) are the financial statements for ERC for the fiscal years ended 2002 and 2003 and the trial balance for ERC for the period from January 1, 2004 through September 30, 2004 (collectively, the “ERC Financial Statements”).  Each of the balance sheets contained in the ERC Financial Statements (including any related notes and schedules thereto) fairly presents in all material respects the financial position of ERC as of its date, and each of the statements of income and changes in shareholder’s equity and cash flows or equivalent statements contained in the ERC Financial Statements (including any related notes and schedules thereto) fairly presents in all material respects the results of operations, changes in shareholder’s equity and changes in cash flows, as the case may be, of ERC for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved and, in the case of interim financial statements, subject to normal year-end audit adjustments.

(2)                                  Since December 31, 2003, (A) ERC has conducted its business in the ordinary and usual course, consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (B) ERC has not incurred any liability other than in the ordinary course of business consistent with past practice, and (C) no event has occurred or circumstance arisen that individually or taken together with all other facts, circumstances and events, is reasonably likely to have a Material Adverse Effect on ERC.

(g)                                 Litigation.  Attached as Parent Disclosure Schedule 4.03(g) is a true and complete list, as of the date hereof, of all litigation, claims or other proceedings pending (or, to Parent’s Knowledge, threatened in writing) against ERC.  No other litigation, claim or other proceeding in excess of $100,000 is pending against ERC and, to Parent’s Knowledge, no other such litigation, claim or other proceeding has been threatened in writing.

(h)                                 Regulatory Matters.  Except as set forth on Parent Disclosure Schedule 4.03(h), ERC is not a party to, nor is it subject to any order, decree, agreement, memorandum of understanding or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions and their operating subsidiaries or the supervision or regulation of ERC (each, a “Regulatory Authority”).  ERC has not been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission against ERC.

(i)                                     Compliance with Laws.  Except where the failure would not be expected to result in a Material Adverse Effect, ERC is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or to the employees conducting such businesses; ERC and each of its employees who act as real estate brokers or agents have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it or them to own or lease its or their properties, and to conduct its or their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s Knowledge, no suspension or cancellation of any of them has been threatened in writing; and ERC has received, since December 31, 2003, no notification or communication in writing from any Governmental Authority (A) asserting that ERC is not in material compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of ERC.

(j)                                     Material Contracts; Defaults.  (1) Parent has made available to Buyer the material contracts, including all amendments and supplements thereto, to which ERC is a party, as listed on Parent Disclosure Schedule 4.03(j)(1) (collectively, the “Material Contracts”):

(A)                              any agreement, if the performance remaining thereunder involves aggregate consideration to or by ERC in excess of $100,000 per annum;

(B)                                any agreement that restricts or contains limitations on the ability of ERC to compete in any line of business;

(C)                                any agreement with any of Parent or its Affiliates (other than ERC), including any intercompany indebtedness, guaranty, receivable, payable or other account maintained between ERC, on the one hand, and Parent and/or any of its Affiliates, on the other hand, other than in the ordinary course of business;

(D)                               any employment, severance, termination or employee-like consulting or retirement agreement binding on ERC;

(E)                                 any agreement that relates to indebtedness owed by ERC, or the guarantee thereof (other than contracts evidencing deposit liabilities, purchases of federal funds, repurchase agreements, trade payables and contracts relating to borrowings or guarantees made in the ordinary course of business);

(F)                                 any mortgage, pledge, indenture or security agreement or similar arrangement constituting a Lien upon the assets or properties of ERC or the Shares;

(G)                                any agreement for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $100,000;

(H)                               any agreement for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $100,000; and

(I)                                    any agreement involving intellectual property or relating to the provision of data processing, network communication or other technical services to or by ERC, other than agreements entered into in the ordinary course of business.

(2)                                  (A)          Each Material Contract is in full force and effect with respect to ERC, (B) ERC is not in default under any Material Contract in any material respect, and (C) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(k)                                  No Brokers.  No action has been taken by Parent that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, other than any fee to be paid by Parent to

LaSalle Corporate Finance, a division of ABN AMRO Financial Services, Inc.

(l)                                     Employee Benefit Plans.

(1)                                  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of ERC (excluding current employees of Parent or any Affiliate of Parent who were formerly employees at ERC) (the “Employees”) and current or former directors of ERC, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock-based incentive and bonus plans (the “Benefit Plans”) other than Benefit Plans that are liabilities of Parent or a Parent Affiliate (other than ERC), are listed on the Parent Disclosure Schedule 4.03(l).  True and complete copies of all Benefit Plans listed on the Parent Disclosure Schedule 4.03(l), including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Buyer.

(2)                                  All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Employees that are subject to ERISA (the “ERISA Plans”), are in substantial compliance with ERISA and the Code.  Each ERISA Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the United States Internal Revenue Service (the “IRS”), and Parent has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code, except as listed on the Parent Disclosure Schedule 4.03(l).  ERC has not engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject ERC to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material, except as listed on the Parent Disclosure Schedule 4.03(l).

(3)                                  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by ERC with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with ERC under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”), except as listed on the Parent Disclosure Schedule 4.03(l).  ERC has not incurred and does not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), except as listed on the Parent Disclosure Schedule 4.03(l).  No Benefit Plan is a “multiemployer plan” within the meaning of Section (3)(37) of ERISA.  No notice of a “reportable event” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement, except as listed on the Parent Disclosure Schedule 4.03(l).

(4)                                  All contributions required to be made by ERC under the terms of any Benefit Plan have been timely made or have been reflected on ERC Financial Statements, except as listed on the Parent Disclosure Schedule 4.03(l).  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and no ERISA Affiliate has an outstanding funding waiver, except as listed on the Parent Disclosure Schedule 4.03(l).  ERC has not provided, and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code, except as listed on the Parent Disclosure Schedule 4.03(l).

(5)                                  Under each Pension Plan that is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then-current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year, except as listed on the Parent Disclosure Schedule 4.03(l).

(6)                                  There is no material litigation pending or, to the Knowledge of ERC, threatened in writing relating to the Benefit Plans, except as listed on the Parent Disclosure Schedule 4.03(l).  ERC has no obligations under any Benefit Plan for retiree health and life benefits under any ERISA Plan, except as listed on the Parent Disclosure Schedule 4.03(l).  ERC may amend or terminate any such Benefit Plan at any time without incurring any material liability thereunder, except as listed on the Parent Disclosure Schedule 4.03(l).

(7)                                  There has been no amendment to, announcement by ERC relating to, or change in employee participation or coverage under, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year, except as listed on Parent Disclosure Schedule 4.03(l).

(8)                                  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, except as may be required by this Agreement or as disclosed on Parent Disclosure Schedule 4.03(l), (A) entitle any employees of ERC to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable, or trigger any other material obligation pursuant to, any of the Benefit Plans, or (C) cause ERC to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, except as listed on the Parent Disclosure Schedule 4.03(l).

(m)                               Labor Matters.  ERC is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is ERC the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel ERC to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving ERC pending or, to Parent’s Knowledge, threatened in writing, nor does Parent have any Knowledge of any activity involving employees of ERC seeking to certify a collective bargaining unit or engaging in other organizational activity.  As of the date of this Agreement only, none of the individuals listed on Parent Disclosure Schedule 4.03(m) have actual knowledge that any Employee of ERC is currently planning to terminate his/her employment with ERC.

(n)                                 Environmental Matters.  ERC is, and with respect to the Nominee Properties, none of the individuals listed on Parent Disclosure Schedule 1.01 is aware of any instance in which ERC is not, in compliance in all material respects with all applicable Environmental Laws and possesses all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted.  To the Knowledge of Parent, since May 1, 2001, ERC has not received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law or any alleged liability involving the presence of any hazardous substance pursuant to any Environmental Law.  There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of Parent, threatened in writing, relating to compliance by ERC with any Environmental Law.  Notwithstanding any other representation and warranty in this Section 4.03, the representations and warranties contained in this Section 4.03(n) constitute the sole representations and warranties of Parent with respect to any Environmental Law.

(o)                                 Tax Matters.  Except as set forth in Parent Disclosure Schedule 4.03(o):

(1)                                  All income Tax Returns and material Tax Returns that are required to be filed on or before the Effective Date by or with respect to ERC (including any income Tax Returns of any consolidated, combined, or unitary group that includes ERC) have been or will be timely filed on or before the Effective Date.  All such Tax Returns are or will be accurate and complete in all material respects.  True, accurate, and complete copies of all income Tax Returns and other material Tax Returns filed by ERC in the last three (3) years have been provided to Buyer.

(2)                                  All Taxes due with respect to the Tax Returns referred to in clause (1) above or owed by ERC otherwise have been or will be timely paid on or before the Effective Date or, with respect to Taxes for which ERC is liable, such Taxes have been or will be accrued in full on the books and records of ERC as of the Effective Date.

(3)                                  No Tax Returns referred to in clause (1) above have been examined by the IRS or the appropriate state, local or foreign Taxing Authority for which the period for assessment of Taxes in respect of which such Tax Returns is open.

(4)                                  All deficiencies asserted or assessments by any Taxing Authority have been paid in full.

(5)                                  ERC is not a party to any action or proceeding for assessment or collection of Taxes, nor has such an event been threatened in writing.

(6)                                  No federal, state, local or foreign audits or other administrative proceedings or court proceedings are currently in progress or pending with respect to Tax Returns separately filed by ERC.  There are no material issues currently pending with respect to any examination by the IRS or other Taxing Authority of any Tax Return of any combined, consolidated, or unitary group that includes ERC which relate to ERC or its business.

(7)                                  No waiver of statutes of limitations or extension of time with respect to a Tax assessment or deficiency is in effect with respect to any Taxes of ERC.  No power of attorney with respect to Taxes is currently in place with respect to ERC.

(8)                                  There are no Liens on any of the assets of ERC that arose in connection with any failure to pay any Taxes other than Liens for Taxes not yet due and payable.

(9)                                  ERC is not party to any agreement that could result in it making a payment (or providing any other economic benefit) that is not deductible under Section 280G of the Code or subject to the excise Tax under Section 4999 of the Code.

(10)                            ERC is currently a member of an “affiliated group” of corporations within the meaning of Section 1504 of the Code, with ABN AMRO North America Holding Company (“AANAH”) as its common parent, and such group has elected to file a consolidated tax return for federal income tax purposes, and Parent are eligible to make an election under Section 338(h)(10) of the Code with respect to Buyer’s acquisition of ERC.  Until March 31, 2001, ERC was a member of an “affiliated group” of corporations within the meaning of Section 1504 of the Code, the common parent for which was Michigan National Corporation (“MNC”).  Since December 31, 1990, ERC has not been a member of any consolidated, combined, or unitary group of corporations other than groups the common parent of which is AANAH or MNC (or direct or indirect subsidiaries of AANAH or MNC).  ERC is not liable for Taxes of any other Person (except for members of the consolidated groups, the common parents of which were AANAH and MNC, respectively) as a result of joint and several liability, transferee liability, successor liability, contractual liability or otherwise.  ERC is not party to any arrangement or joint venture that is taxed as a partnership for income Tax purposes.

(11)                            ERC has (i) withheld all required amounts from its employees, agents, contractors and nonresidents, and remitted such amounts to the proper agencies; (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security withholding Tax and premiums, and unemployment withholding Taxes and premiums, all in material compliance with the withholding Tax provisions of the Code as in effect for the applicable year and other applicable federal, state, local or foreign laws.

(12)                            Neither ERC nor Parent or any of their Affiliates has entered into with any Taxing Authority any agreement relating to Taxes that affects the separate company Tax liability of ERC for any taxable year ending after the Effective Date.  Except as set forth in Parent Disclosure Schedule 4.03(o)(12), ERC is not a party to any tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

(13)                            ERC has not engaged in any transaction that could affect the income Tax liability for any taxable year not closed by the applicable statute of limitations that (i) is a “reportable transaction” (irrespective of the effective date) within the meaning of Treasury Regulation Section 301.6011-4(b); or (ii) is a transaction a “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meaning of Section 6662(d)(2)(C)(iii) of the Code.

(p)                                 Insurance.  A summary list of all of the insurance policies, binders or bonds maintained by or for ERC (“Insurance Policies”) is disclosed in Parent Disclosure Schedule 4.03(p).  Such Disclosure Schedule separately lists those Insurance Policies owned by ERC and those owned by Parent.  With respect to those Insurance Policies owned by ERC for which premiums have already been paid by ERC, the corresponding insurance coverage will be assigned to Buyer on the Effective Date.  ERC is insured with reputable insurers against such risks and in such amounts as the management of ERC reasonably has determined to be prudent in accordance with industry practices.  All the Insurance Policies are in full force and effect to the Knowledge of Parent, ERC is not in material default thereunder, and all claims and notices thereunder have been filed by ERC or Parent in due and timely fashion.  The Insurance Policies, owned by Parent, will no longer be applicable to ERC upon a change in control of ERC.

(q)                                 Loans, Leases and Investments.

(1)                                  Except as set forth on Parent Disclosure Schedule 4.03(q)(1), as of December 31, 2003, no loans, Leases or investments held by ERC are (A) more than ninety (90) days past due with respect to any scheduled payment of principal or interest; (B) classified as “loss,” “doubtful,” “substandard” or “special mention” by any federal regulators or by ERC’s internal credit review system; (C) on a nonaccrual status as a result of ERC’s loan review procedures; or

(D) ”negotiated loans” as that term is defined in Financial Accounting Standards No. 15.

(2)                                  Except as set forth on Parent Disclosure Schedule 4.03(q)(2), each material loan and Lease reflected as an asset on ERC Financial Statements is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor or lessee named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrine, the failure of which to comply with any of the foregoing has, or will, result in a loss to ERC; to Parent’s Knowledge no obligor or lessee named therein is seeking to avoid the enforceability of the terms of any loan or Lease under any such laws or equitable principles or doctrines and no loan or Lease is subject to any defense, offset or counterclaim.  All such loans or Leases originated by ERC, and all such loans or Leases purchased by ERC, were made or purchased in accordance with customary lending and leasing standards of ERC.  Except as set forth on Parent Disclosure Schedule 4.03(q)(2), all such loans and Leases are, and on the Effective Date will be, free and clear of any Lien, and ERC has complied, and on the Effective Date will have complied, with all laws and regulations relating to such loans and Leases.

(r)                                    Intellectual Property.  ERC owns or has a valid license or right to use and will continue to own or have such valid license or right to use after the Closing, the intellectual property, including patents, trade secrets, know-how, proprietary information, trademarks (with separate listings of registered and unregistered trademarks), service marks, trade names, Internet domain names, copyrights, computer programs and software (whether in source code or code or object code form and documentation related thereto) as set forth on the Parent Disclosure Schedule 4.03(r) (“Intellectual Property”).  Parent Disclosure Schedule 4.03(r) also sets forth the application or registration numbers for each item of Intellectual Property, as applicable.  Except as set forth on Parent Disclosure Schedule 4.03(r), the execution, delivery and performance of this Agreement will not constitute a conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a conflict, breach or default under), or accelerate the performance required by, or create in any Person the right to accelerate, terminate, modify or cancel (with notice or lapse of time or both), or require any notice under, any contract involving any Intellectual Property, and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination (with notice or lapse of time or both) of any Intellectual Property, or impair the rights of Buyer to use, sell or license any Intellectual Property or the processes employed, the services provided, the businesses conducted and the products used or offered by ERC.  Except as set forth on Parent Disclosure Schedule 4.03(r), ERC has not received any written or other actual notice of infringement of or conflict with, and, to Parent’s Knowledge, there are no, and within three (3) years prior to the Closing, there have been no, infringements of or conflicts with, the intellectual property rights of other Persons with respect to the use of the Intellectual Property or the processes employed, the services provided, the business conducted and the products used or offered by ERC.  ERC is not currently a party to or otherwise bound by any settlement agreement, court or administrative judgment or similar obligation that limits or restricts ERC’s currently existing ownership or rights to use the Intellectual Property.

(s)                                  Title to Assets.  ERC has good title to all properties and assets, other than real property or Nominee Properties, owned or stated to be owned by it as reflected in Parent Disclosure Schedule 4.03(s), free and clear of all Liens except for:  (1) encumbrances reflected in the ERC Financial Statements or described in the notes thereto; (2) Liens for current taxes not yet due or (3) Liens incurred in the ordinary course of business the value of which does not exceed in the aggregate $100,000.  Parent Disclosure Schedule 4.03(s) separately lists all assets owned and used by ERC from all assets used by ERC, but owned by Parent or any of its subsidiaries other than ERC.  The assets listed on Parent Disclosure Schedule 4.03(s) are all of the assets, other than real property or Intellectual Property, that are necessary for ERC to conduct its business as currently conducted.

(t)                                    Real Properties.  ERC owns no real property other than the Nominee Properties.  ERC has valid leasehold interests in the leaseholds as reflected in Parent Disclosure Schedule 4.03(t), free and clear of all Liens except for:  (A) such imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property or are part of or reflected in the arrangements relating to such property; and (B) except as described in Parent Disclosure Schedule 4.03(t).  Any real property held on ERC’s behalf is held solely by a title holding company holding title to such real property as a nominee for ERC and solely in the ordinary course of ERC’s business (“Nominee Properties”).  ERC holds good and marketable title in the beneficial interests of the Nominee Properties.

(u)                                 Forbearances of Parent.  Except as set forth on Parent Disclosure Schedule 3.02, Parent has complied with Section 3.02 hereof (assuming the forbearances set forth in Section 3.02 hereof were applicable to Parent for the period from December 31, 2003 to the date hereof).

(v)                                 Undisclosed Liabilities.  Except as set forth on Parent Disclosure Schedule 4.03(v), ERC has no liabilities the existence of which would have a

Material Adverse Effect except for (1) liabilities fully reflected or reserved for on ERC’s September 30, 2004 balance sheet previously delivered to Buyer and (2) liabilities which have arisen since the September 30, 2004 balance sheet in the ordinary course which will be fully reflected or reserved for in connection with the calculation of the Minimum Equity Amount.

(w)                               Books and Records.  The minute books and other similar records of ERC contain true and complete records of all actions taken at any meetings of ERC’s stockholders and ERC’s board of directors or any committee thereof and of all written consents executed in lieu of holding any such meeting.  ERC’s books and records accurately reflect the material assets, liabilities, financial condition and results of operations of ERC and have been maintained in accordance with good business and bookkeeping practices since May 1, 2001.

(x)                                   Internal Controls.  ERC maintains a system of internal accounting controls sufficient to provide reasonable assurance that:  (w) transactions are executed in accordance with management’s general or specific authorizations; (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (y) access to assets is permitted only in accordance with management’s general or specific authorization.

(y)                                 Accounting and Whistleblower Complaints.  Since May 1, 2001, neither Parent, nor, to Parent’s Knowledge, any employee or Representative of Parent or ERC has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ERC, insofar as it relates to ERC’s business or ERC’s internal accounting controls, including any complaint, allegation, assertion or claim that Parent or ERC has engaged in questionable accounting or auditing practices insofar as it relates to ERC’s business.

(z)                                   No Unlawful Retaliation.  None of Parent, ERC or, to Parent’s Knowledge, any Affiliate or Representative of Parent or ERC, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of ERC in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(aa)                            Accounts Receivable.  Except as reserved against on the ERC Financial Statements, the accounts receivable reflected on such financial statements:  (1) were acquired by ERC in the ordinary course of its business and represent fully completed bona fide transactions that require no further act on the part of ERC to make such accounts receivable payable by the account debtors; (2) are owned by ERC free and clear of all Liens (other than Liens that will be released on or before the Closing Date), (3) represent valid obligations owing to ERC by account debtors that, except as set forth on Parent Disclosure Schedule 4.03(aa), are not Affiliates, stockholders, directors, officers or employees of ERC or Parent, which are enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or under laws or equitable principles or doctrines, and (4) have been accounted for in accordance with GAAP, consistently applied.  Set forth on Parent Disclosure Schedule 4.03(aa) is an aging schedule of all accounts receivable up to and including September 30, 2004.

(bb)                          Customers.  To Parent’s Knowledge, (1) no condition exists that could have a Material Adverse Effect on any of ERC’s Significant Customers (as listed on Parent Disclosure Schedule 4.03(bb)), (2) except as disclosed on Parent Disclosure Schedule 4.03(bb), none of ERC’s customers have filed, voluntarily or otherwise, for bankruptcy protection under Title 11 of the United States Code (the “Bankruptcy Code”) and (3) to the extent that any of ERC’s customers have filed for bankruptcy protection under the Bankruptcy Code, ERC has been identified as a “critical vendor” and the applicable bankruptcy court has authorized the payment of ERC’s claims against such debtor customer.

(cc)                            Related-Party Transactions.  Except as set forth in Parent Disclosure Schedule 4.03(cc), no director, officer or employee of ERC nor any Affiliate of any of the foregoing:  (a) owns or has any interest, directly or indirectly, in any property or right, tangible or intangible, which is used in ERC’s business; (b) has any claim or cause of action against ERC; or (c) is a party to any contract with ERC.  To Parent’s Knowledge, no director, officer or employee of ERC nor any Affiliate of any of the foregoing:  (i) is a competitor of, or a party to any transaction, contract or other arrangement with, ERC; (ii) serves as an officer or director, or in another similar capacity, of any Person whose business competes with ERC or any Person that has a contract with ERC; or (iii) owns directly or indirectly on an individual or joint basis (other than in or through beneficial ownership of less than one percent of the outstanding securities of a publicly traded company), any interests in any Person whose business competes with ERC or any other Person that has a contract with ERC.  Any transactions and contracts entered into between ERC, on the one hand, and any director, officer or employee of ERC (or any of their Affiliates), on the other hand, were entered into on an “arm’s length basis.”

(dd)                          Parent Retention Bonus Arrangements. All Parent Retention Bonus Arrangements currently in effect are the obligations of Parent (or any Affiliate of Parent other than ERC); provided, however, that if ERC pays the amounts owing under such Parent Retention Bonus Arrangements, they may do so only to the extent the tax effected amount of such obligations is reflected in the Effective Date Balance Sheet and the Post Closing Balance Sheet.  For purposes hereof, “Parent Retention Bonus Arrangements” means all retention bonus arrangements currently in effect  with certain Employees of ERC.

4.04                           Representations and Warranties of Buyer.  Subject to Section 4.01 above, Buyer and Guarantor represent and warrant to Parent as follows:

(a)                                  Organization, Standing and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Buyer has the requisite corporate power and authority to own its current assets and carry on its business as currently conducted.  Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Guarantor has the requisite corporate power and authority to own its current assets and carry on its business as currently conducted.

(b)                                 Corporate Authority.  This Agreement, all agreements entered into in connection with this Agreement, and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer and Guarantor.  This Agreement has been duly authorized, executed and delivered by each of Buyer and Guarantor.  This Agreement is a valid and legally binding agreement of each of Buyer and Guarantor, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  Each of Buyer and Guarantor has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c)                                  Regulatory Approvals; No Defaults.

(1)                                  Other than as set forth on Buyer Disclosure Schedule 4.04(c), no consents or approvals of, or filings or registrations with, any Governmental Authority or any third party are required to be obtained or made by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer of this Agreement or to consummate the Purchase, except for filings, applications or notices (by any of Buyer, Parent, or ERC), and the termination of any applicable waiting periods, (A) under the HSR Act, (B) to the Board of Governors of the Federal Reserve System, the OCC or any other Regulatory Authority, and (C) under any applicable foreign laws or regulations or to any foreign Governmental Authority.  As of the date hereof, Buyer has no Knowledge of any reason why the approvals or consents set forth as conditions to closing in Sections 6.01(a) and 6.01(b) hereof will not be received in a timely manner.

(2)                                  Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or contract, agreement, indenture or instrument of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Buyer or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, contract, agreement, indenture or instrument.

(d)                                 Litigation/Regulatory Action.  Neither Buyer nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, a Governmental Authority that would inhibit Buyer’s or Guarantor’s ability to or prevent Buyer or Guarantor from consummating the Purchase, nor has Buyer or any of its Subsidiaries been advised by a Governmental Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(e)                                  Investment Intent.  Buyer is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  Buyer understands that the Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent of Buyer.  Buyer is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(f)                                    No Brokers.  No action has been taken by Buyer or Guarantor that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(g)                                 Financing.  Subject to Section 6.02(c), Buyer has, and will have on the Effective Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Initial Purchase Price and pay any other amounts to be paid by it under this Agreement.

4.05                           No Other Representation or Warranties.  Except for the representations and warranties expressly contained in this Article 4, none of Parent, ERC, Buyer, Guarantor or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any of Parent, ERC, Buyer or Guarantor.

5.             Covenants

5.01                           Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of Parent and Buyer agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Purchase and the transactions contemplated by this Agreement as promptly as practicable and will cooperate fully with the other parties to this Agreement to that end.

5.02                           Press Releases.  The initial press release or written statement for general circulation relating to the transaction contemplated herein shall be a joint press release among the parties to this Agreement subject to the requirements of law and other applicable regulations.  In addition, the parties to this Agreement shall consult with each other, and each obtain the approval of the other party, before issuing any other press releases or statements relating to the transaction contemplated herein.

5.03                           Access; Information.  (a) Prior to the Effective Date, Parent agrees that, upon reasonable advance notice for purposes consistent with this Agreement and subject to applicable laws relating to the exchange of information, it will afford, or cause ERC to afford, Buyer and Buyer’s authorized Representatives, such access during normal business hours to the books, records (including, without limitation, tax returns and work papers of independent auditors to the extent that such auditors consent to such access), properties, personnel of and to such other information as Buyer may reasonably request.

(b)                                 Buyer agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.03 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Subject to the requirements of applicable law, Buyer will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 5.03 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (1) was already known to such party, (2) becomes available to such party from other sources not bound by a confidentiality obligation, (3) is disclosed with the prior written approval of Parent and ERC, or (4) is or becomes readily ascertainable from published information or trade sources.  In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, Buyer shall promptly cause all copies of documents or extracts thereof containing information and data as to Parent or ERC to be returned to Parent at Parent’s expense, or (at Parent’s option) confirm in writing to Parent that it has completely destroyed all such copies, documents, extracts, information and data.  Buyer and Parent each agree not to disclose this Agreement, or the terms and conditions hereof, except as required by applicable law.

(c)                                  In addition to the confidentiality arrangements contained in this Agreement, all information provided or obtained in connection with the transactions contemplated by this Agreement (including pursuant to clause (a) above) shall be held by Buyer in accordance with and subject to the terms of the Confidentiality Agreement dated as of September 10, 2004, between Buyer and Parent (the “Confidentiality Agreement”).  In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern.

(d)                                 In addition to its obligations under Section 5.03(b) and (c) above, after the Effective Date, Buyer will retain all books, records and information of ERC for a reasonable period of time (not less than 7 years from the Effective Date).  Buyer will, upon reasonable notice, afford to Parent, its Affiliates and their Representatives access (including the right to copy, at Parent’s expense, or to obtain in computer file format) during normal business hours to such books, records and information as Parent or any such Affiliate may request for purposes related to this Agreement, the operations of ERC prior to the Effective Date, or to the determination of any matter arising before the Effective Date.  Subject to the requirements of applicable law, Parent will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 5.03(d) unless such information (1) was already known to such party, (2) becomes available to such party from other sources not bound by a confidentiality obligation, (3) is disclosed with the prior written approval of Buyer, or (4) is or becomes readily ascertainable from published information or trade sources.

5.04                           Regulatory Applications.  Parent and Buyer and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.  Parent and Buyer shall have the right to review in advance, and to the extent practicable each will consult with the other with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement, in each case subject to applicable laws relating to the exchange of information.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Buyer and Parent commit to submit all required applications or notices to the appropriate Governmental Authorities as soon as practicable, but in no event later than November 19, 2004.  Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.  Each party agrees, upon request, to furnish the other party with all non-confidential information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.  The parties agree that each party shall be responsible for their own costs in connection with the filing of any application hereunder, including pursuant to the HSR Act.

5.05                           [Intentionally Deleted]

5.06                           Benefit Plans.  (a) Except as provided below, prior to the Effective Date, Parent shall, or shall cause ERC to, honor and perform all obligations under each Benefit Plan.

(b)                                 As of the Effective Date and for at least 12 months immediately following the Effective Date, Buyer shall provide to (1) each ERC Employee (as defined below) whose compensation is based on sales commissions, annual cash compensation at least equal to the base salary and incentive compensation that a similarly-situated employee of Buyer is entitled to, and (2) all other ERC Employees, a base salary not less than such ERC Employee’s base salary or base salary rate in effect immediately prior to the Effective Date and with an annual bonus opportunity no less favorable than the annual bonus opportunity provided by Buyer from time to time to its similarly-situated employees.

(c)                                  As of the Effective Date and for at least 12 months immediately following the Effective Date, the ERC Employees shall be eligible to participate in such employee benefit plans, programs and arrangements, including, but not limited to, vacation and paid time-off programs, that Buyer has in effect from time to time for similarly-situated employees.  For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Buyer and its Affiliates, for which the ERC Employees are eligible for participation, Buyer shall, or shall cause its Affiliates to, cause each such plan, program or arrangement to treat the prior service with ERC and its Affiliates of each person who is an employee or former employee of ERC immediately prior to the Effective Date (an “ERC Employee”) as service rendered to Buyer or its Affiliates, as the case may be, for all purposes to the same extent such service is recognized under corresponding plans, programs or arrangements of ERC or its Affiliates prior to the Effective Date; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit, nor shall such crediting of service be required for purposes of benefit service under any defined benefit pension plan.  ERC Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Effective Date occurs, to the extent that, following the Effective Date, they participate in any other plan for which deductibles or co-payments are required.  Buyer shall also cause each benefit plan of Buyer to waive any pre-existing condition that was covered or waived under the terms of any Benefit Plan immediately prior to the Effective Date or waiting period limitation that would otherwise be applicable to an ERC Employee on or after the Effective Date.

(d)                                 As of the Effective Date, the ERC Employees shall cease accruing benefits under the Parent Group Retirement Plan and the Parent Group Profit Sharing Plan (which benefits in each such Plan shall then be fully vested by Parent) and shall cease participating in any other Parent Group Benefit Plan, except with respect to any available coverage continuation or conversion rights.  Parent shall:  (1) make a pro rata profit sharing contribution to the Parent Group Profit Sharing Plan for the benefit of the ERC Employees who are participants therein as of the Effective Date, and waive for such participants any last day of plan year employment requirement for sharing in such contribution, and (2) take any actions reasonably required to allow such participants to rollover the vested balance of their Parent Group Profit Sharing Plan accounts, including any participant loans, to Buyer’s 401(k) plan.  Buyer shall have no obligations with respect to the Parent Group Profit Sharing Plan or the Parent Group Retirement Plan or any other Benefit Plan maintained by the Parent Group.

(e)                                  ERC Employees whose employment or service is involuntarily terminated by Buyer other than for cause (1) upon or within the 12-month period immediately following the Effective Date shall be eligible for benefits under a Buyer severance or separation pay policy or plan that are at least equivalent to the lower of (A) the severance benefits set forth on

Exhibit 5.06(e) hereto, and (B) the severance benefits actually provided by Parent as of the Effective Date; and (2) after such 12-month period, shall be entitled to severance benefits in accordance with the severance plans and policies of Buyer and its Affiliates, as in effect from time to time thereafter; provided, however, that notwithstanding the foregoing the first three (3) ERC Employees terminated by Buyer, other than for cause, during the twelve (12) month period following the Effective Date shall be eligible for severance benefits in accordance with Exhibit 5.06(e).  Parent shall reimburse to Buyer as an adjustment to the Purchase Price, on a tax-effected basis, the amount, if any, by which the amount required to be paid by Buyer to such severed ERC Employee pursuant to Exhibit 5.06(e) exceeds the amount that Buyer would have paid such severed ERC Employee under Buyer’s current severance plan for such three (3) severed ERC Employees.

(f)                                    The provisions of this Section 5.06 are covenants between Buyer and Parent and shall not, in any manner, create any contractual right, including, but not limited to, contractual rights to employment, for any Employee of ERC.

5.07                           Tax Matters.

(a)                                  Liability for Taxes.

(1)                                  Parent shall be jointly and severally liable and indemnify Buyer and ERC and their Affiliates for (i) all Taxes of ERC (including Taxes of any other Person for which ERC is liable as a result of joint and several liability, contractual liability, successor liability, transferee liability, or otherwise and Taxes resulting from the Section 338(h)(10) Election) to the extent not accrued as a separate liability (not including reserves to reflect timing differences between Tax and book items) on the Effective Date Balance Sheet for a Pre-Effective Date Period and (ii) all Taxes resulting from a breach of a representation or warranty under Section 4.03(o).  For purposes of this provision, (i) liability for any Taxes determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits or similar items or resulting from a transfer of assets incurred during a period beginning before and ending after the Effective Date shall be allocated between the portion of the period that is a Pre-Effective Date Period and the portion that is the Post-Effective Date Period based on the date on which such items accrued; (ii) liability for all other Taxes for a period that begins before and ends after the Effective Date shall be pro-rated between the Pre-Effective Date Period and the Post-Effective Date Period on a per diem basis based on the number of days in the taxable period for which each party is liable for Taxes hereunder; (iii) Taxes of any consolidated, combined or unitary group that includes ERC on or prior to the Effective Date shall be considered to be incurred in a Pre-Effective Date Period whether such Taxes are incurred, accrued, assessed or similarly charged on, before, or after the Effective Date; and (iv) any interest, penalties, additions to tax or additional amounts that relate to Taxes for a Pre-Effective Date Period shall be considered to be incurred in a Pre-Effective Date Period whether such items are incurred, accrued, assessed or similarly charged on, before or after the Effective Date.  The indemnification obligations of this Section 5.07 with respect to any Tax shall survive until thirty (30) days after the expiration of any applicable statute of limitations period with respect to such Tax.

(2)                                  Any refunds for Taxes of ERC (to the extent not accrued on the Effective Balance Sheet) for a Pre-Effective Date Period (except as a result of the carryback of any items of loss, credit, or other Tax attributes incurred in a Post-Effective Date Period) shall be property of Parent and to the extent ERC or Buyer receives such a refund, Buyer shall promptly pay the amount of such refund (plus any interest received from the applicable Governmental Authority, net of any Taxes Buyer or ERC or any of their Affiliates incurs as a result of receiving such interest) to Parent.  If Buyer or ERC must return to a Taxing Authority a refund or credit (or any portion thereof) for which it has made payment under this Section 5.07(a)(2), Parent shall indemnify Buyer and ERC for such payment made under this Section 5.07(a)(2).

(3)                                  Buyer shall be liable for Taxes of ERC for any Post-Effective Date Period, and shall be entitled to any refund of Taxes of which ERC received with respect to such periods.

(4)                                  In the case of any Tax that any party is required to pay (including, without limitation, any Tax that the indemnified party elects to pay to the Governmental Authority and sue for a refund) a Governmental Authority and which is subject to indemnification under Section 5.07(a)(1) or 5.07(a)(3), the party indemnifying against the Tax shall pay the other party the amount for which the party indemnifying against the Tax is responsible pursuant to Section 5.07(a)(1) or 5.07(a)(3) above in immediately available funds no later than three (3) days prior to the date such Tax is due to the relevant Governmental Authority.

(5)                                  If Parent (or any of its Affiliates) becomes entitled to a refund or credit for its Taxes (or otherwise recognizes a reduction in Taxes) for any Pre-Effective Date Period and such refund or credit (or reduction) is attributable to the carryback of any items of loss, credit, or other Tax attributes of ERC incurred in a Post-Effective

Date Period, Parent shall promptly pay to Buyer the amount of such refund or credit (or reduction) (together with any interest received from the Governmental Authority, net of any Taxes Parent or its Affiliates incurs as a result of receiving such interest).  If Parent or its Affiliate must return to a Taxing Authority such refund or credit (or other reduction in Taxes) for which Parent has made payment under this Section 5.07(a)(5), Buyer shall indemnify Parent for such payment made under this Section 5.07(a)(5).

(b)                                 Returns and Reports.  Buyer shall prepare or cause to be prepared any Tax Returns of ERC that are required to be filed after the Effective Date and which pertain to any Post-Effective Date Period.  Parent shall prepare any Tax Returns of ERC that pertain to any Pre-Effective Date Period.  In the case of Tax Returns required to be filed by Parent hereunder, Parent shall deliver drafts of such Tax Returns together with supporting information to Buyer for its review no later than sixty (60) days before the statutory deadline for filing the applicable Tax Return (as extended) (or otherwise within a reasonable period of time prior to the filing of such Tax Returns, if such Tax Return cannot be prepared within such sixty (60) days time frame).  Parent shall consider in good faith any comments made by Buyer consistent with respect to such Tax Returns.  Parent shall remit the amount of Tax shown as due directly to the relevant Governmental Authority on or before the due date for such payment, in each case taking into account applicable extensions, on any Tax Returns it prepares pursuant to this section.  To the extent that Parent has remitted more Taxes than it is obligated to pay under this Agreement, Buyer shall pay to Parent the amount of such excess three (3) days prior to the date the Tax is due to the Taxing Authority or three (3) days after receipt of demand for such payment, whichever is later.  For purposes of this Section 5.07(b), a Tax Return for a period that begins before and ends after the Effective Date shall be considered to relate solely to a Post-Effective Date Period.  In the case of a Tax Return of ERC for a period that begins before and ends after the Effective Date which is prepared by Buyer hereunder, Buyer shall deliver drafts of such Tax Returns together with supporting information to Parent for its review no later than sixty (60) days before the statutory deadline for filing the applicable Tax Return (as extended) (or otherwise within a reasonable period of time prior to the filing of such Tax Return, if such Tax Return cannot be prepared within such sixty (60) day time frame).  Buyer shall consider in good faith any comments made by Parent with respect to such Tax Return.

(c)                                  Contest Provisions.

(1)                                  If in connection with any examination, investigation, audit or other proceeding in respect of any tax return covering the operations of ERC for a Pre-Effective Date Period on or before the Closing

Date, any tax authority issues to ERC a written notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim or demand concerning the taxable period covered by such return, Buyer or ERC shall notify Parent of its receipt of such communication from the governmental body or authority within thirty (30) business days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand.  No failure or delay of Buyer or  ERC in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Parent pursuant to this Agreement, except to the extent that such failure or delay shall preclude ERC from defending against any liability or claim for Taxes that the Parent are obligated to pay hereunder.

(2)                                  The Parent shall control any examination, investigation, audit, or other proceeding in respect of any Taxes for a Pre-Effective Date Period, provided, subject to Section 5.07(c)(4), that Buyer and ERC shall have the right to participate in such contest.   Notwithstanding the foregoing, but subject to Section 5.07(c)(4), Parent shall not be allowed to settle or resolve a matter without the prior written consent of Buyer; provided, however, Buyer shall consent to any settlement or other resolution if (1) such settlement or other resolution could not have an affect on the Taxes of ERC, Buyer, or their Affiliates in any Post-Effective Date Period and (2) prior to such settlement, Parent has paid to ERC or Buyer all Taxes resulting from such settlement that Parent is required to indemnify ERC and the Buyer for under this Agreement.

(3)                                  Buyer and ERC shall control any examination, investigation, audit, or other proceeding in respect of any Taxes for a Post-Effective Date Period, provided that Parent shall have the right to participate in such contest if it could have an affect on the Taxes of ERC in a Pre-Effective Date Period.

(4)                                  Notwithstanding any other provision of this Agreement, including Section 5.07(c)(2), to the extent that the proceeding relates to Taxes for a Pre-Effective Date Period of any combined, consolidated, or unitary return that includes the Parent and ERC, the Parent shall have the sole right to participate in and control such contest (including, the settlement of any claims), provided Parent shall keep the Buyer and ERC reasonably informed regarding the status of such proceeding if it could have an impact on the Taxes of ERC in a Post-Effective Date Period.  Notwithstanding any other provision of this Agreement, including Section 5.07(c)(3), to the extent that the proceeding relates to Taxes for a Post-Effective Date Period for any combined, consolidated, or unitary return that includes the Buyer and ERC,

Buyer and ERC shall have the sole right to participate in and control such contest (including, the settlement of any claims), provided Buyer and ERC shall keep Parent reasonably informed regarding the status of such proceeding if it could impact the Taxes of ERC in a Pre-Effective Date Period.

(d)                                 Transfer and Sales Taxes.  Buyer and Parent shall be equally liable for all transfer, excise, sales, recording and similar Taxes arising from the sale by Parent and the Purchase by Buyer of the Shares.

(e)                                  Cooperation; Access to Records.  After the Effective Date, Buyer and Parent shall (i) assist (and cause their respective Affiliates to assist) the other party in preparing and filing any Tax Returns related to ERC; (ii) cooperate (and cause their Affiliates to cooperate) fully in preparing for any audits of, or disputes with taxing authorities regarding Tax Returns of ERC; (iii) furnish copies (and cause their Affiliates to furnish copies) of any correspondence received from any Taxing Authority with respect to any Tax Return of ERC for any Pre-Effective Date Period; (iv) cooperate with each other (and, if necessary, Deloitte & Touche) to allow each other to determine the allocation of the Purchase Price among the assets of ERC; and (v) cooperate (and cause their Affiliates to cooperate) with each other to obtain refunds or credits for Taxes (including filing amended Tax Returns) for which the other party is entitled to receive payment under this Agreement.  Buyer shall, after the Effective Date, consistent with current practices of ERC and Section 5.03(d) above, retain such records, documents, accounting data and other information as is necessary for the preparation, filing and examination of Tax Returns with respect to Taxes of ERC, and shall make available to Parent and to any Taxing Authority as reasonably requested all records, documents, accounting data and other information relating to Taxes of ERC.

(f)                                    Adjustment to Purchase Price.  Any payment by Parent or Buyer, as the case may be, pursuant to this Section 5.07 or Article 7, will, to the extent permitted by law, be treated as an adjustment to the Purchase Price and, Parent and Buyer agree not to take any position inconsistent therewith for any purpose.

(g)                                 Tax Sharing Agreements.  On the Effective Date, ERC shall be released from any tax sharing agreements set forth on Parent Disclosure Schedule 4.03(o)(12) such that ERC shall not have any future obligations under such agreements after the Effective Date.

(h)                                 Conflict.  The provisions of this Section 5.07 shall not be governed by the limitations on indemnity in any other provision of this Agreement and to the extent of any inconsistency between this Section 5.07 and another provision of this Agreement, the provisions of this Section 5.07 shall control.

5.08                           Notification of Certain Matters.  Each of Buyer and Parent will give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

5.09                           Transition.  Following the date hereof, Parent, the Affiliates of Parent and Buyer shall use commercially reasonable efforts to identify and resolve any transition matters resulting from the Purchase.  The parties agree to negotiate in good faith and to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably required to cause the execution of a Transition Services Agreement covering the services described in Exhibit 5.09 attached hereto on or before the Effective Date.

5.10                           Legend.  Buyer agrees that all certificates or other instruments representing the Shares subject to this Agreement will bear a legend substantially to the following effect:

“THE SHARES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

5.11                           Non-Compete; No Solicitation of Employees.  In order that Buyer may have and enjoy the full benefit of the business of ERC, Parent and AANAH agrees that, during the period beginning on the Closing Date and ending twenty-four (24) months after the Closing Date, neither AANAH nor any of its subsidiaries will, without the written approval of Buyer:

(a)                                  engage, directly or indirectly, in any Employee Relocation Business, defined below, within the United States.  For purposes of this section, “engage” will include any direct or indirect interest in any corporation, partnership, limited liability company, joint venture or other entity, whether as owner, stockholder, partner, member, joint venturer or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, limited liability company, joint venture or other business entity (whether as an agent, consultant or otherwise).  For purposes of this section, “Employee Relocation Business” shall mean the business of providing the following integrated services to clients and their transferring employees: (1) relocation policy counseling; (2) relocation expense payment; (3) relocation tax reporting; (4) sale of employee residences; and/or (5) movement of household goods.

Notwithstanding the foregoing, nothing contained herein shall limit the right of AANAH or its subsidiaries to (i) extend credit secured by the stock of companies engaged in the Employee Relocation Business and (ii) hold and make passive investments, including through its merchant banking activities (as permitted under 12 CFR §225.170 et seq.) in any person engaged in Employee Relocation Business;

(b)                                 directly or indirectly, contact or solicit (other than by general advertising) for the purpose of offering employment or hiring, induce or attempt to induce to accept employment, (in each case, whether as an employee, consultant, agent, independent contractor or otherwise), any employee of ERC or executives of Buyer involved in the negotiations of this Agreement; or

(c)                                  knowingly induce or attempt to induce any customer of or supplier to ERC to cease or reduce its or his business or other relationship with ERC or otherwise interfere with the relationship between ERC and any such customer or supplier (including making any negative statements or communications concerning Buyer or any of its Affiliates or concerning the business of ERC).

The necessity of protection against the competition of Parent and its Affiliates against Buyer (and ERC after the Closing Date) and the nature and scope of such protection has been carefully considered by the parties hereto.  The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not to compete described in this Section 5.11 are fair, reasonable and necessary, and that adequate compensation has been received by Parent for such obligations.  If, however, for any reason, a court of competent jurisdiction determines that the restrictions in this Section 5.11 are not reasonable or that the consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 5.11 as will render such restrictions valid and enforceable.

5.12                           Section 338(h)(10) Election.  (a) Parent agrees to join, in an appropriate and timely manner, with Buyer in making an election under Section 338(h)(10) of the Code and any corresponding election permitted under any local, state or foreign jurisdiction (collectively, the “Section 338(h)(10) Election”) with respect to Buyer’s acquisition of the Shares if such election is allowable under applicable law.  Buyer and Parent agree to cooperate to take all actions necessary or appropriate to effect and preserve a timely Section 338(h)(10) Election with respect to Buyer’s acquisition of the Shares, including, but not limited to, participating in the timely filing of IRS Form 8023 and 8883 and related or comparable forms for state, local, or foreign law purposes.

(b)                                 Buyer shall prepare all forms consistent with the agreed allocation in subparagraph (c) below that Buyer believes are necessary or appropriate (including preparing the IRS Form 8023 and IRS Form 8883) to make the

Section 338(h)(10) Election and shall provide them to Parent.  Parent shall promptly execute all of the forms Buyer provides and return the appropriate executed copies to Buyer for timely filing by Buyer with the appropriate taxing authorities.  Buyer and Parent shall prepare (and shall cause all of their Affiliates to prepare) all income Tax Returns consistent with (and not take an inconsistent position during the course of any audit or other proceeding) the Section 338(h)(10) Election or the IRS Form 8023 or IRS Form 8883 (including, as necessary, attaching copies of any relevant forms on its income tax return for the year including the Effective Date).  Buyer and Parent shall promptly notify the other party if any taxing authority is challenging the effectiveness of the Section 338(h)(10) Election or the information set forth on IRS Form 8023 or IRS Form 8883.

(c)                                  Within 120 days following the Effective Date, Buyer shall prepare a schedule allocating the Purchase Price among the assets of ERC in accordance with Section 338 of the Code and the regulations promulgated thereunder and shall provide such allocation to Parent for its review and comment.  If after thirty (30) days, the Parent and Buyer are unable to agree on an allocation, Parent and Buyer shall retain Deloitte & Touche (the costs of which shall be borne equally by Buyer and Parent) to determine the allocation (or, as the case may be, the portion of the allocation on which they cannot agree).  Parent and Buyer shall use their commercially reasonable efforts to have Deloitte & Touche to make such determination within thirty (30) days of their request.  Buyer shall prepare the IRS Form 8883 consistent with the allocation determined under this Section 5.12(c) and Parent and Buyer shall report (and cause their  Affiliates to report) the transactions contemplated by this Agreement for Tax purposes (and other relevant purposes) consistently with the allocation.

5.13                           No Solicitation of Offers.  Until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Parent shall not (and shall cause ERC not to), directly or indirectly, through any Affiliate, Representative or otherwise, (a) solicit, initiate or encourage the submission of proposals or offers from any Person relating to any acquisition or purchase of the business or assets (except in the ordinary course) of, or any equity interest in, or any merger, consolidation or business combination with, ERC (an “Acquisition Proposal”), or (b) continue or participate in any discussion or negotiation regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage, any Acquisition Proposal by any other Person.  Parent shall notify Buyer promptly upon the receipt by Parent or ERC, or any of their Affiliates or Representatives of any Acquisition Proposal.

5.14                           Guarantee.  Guarantor hereby guarantees the full and prompt payment and performance when due of all present and future obligations, liabilities and indebtedness of Buyer to Parent, or Parent’s Affiliates, arising under this Agreement (collectively, the “Buyer Indebtedness”).  Parent may have immediate recourse against Guarantor for full and immediate payment of the Buyer Indebtedness at any time after the Indebtedness, or any part thereof, has not been paid in full when due or performed when required by this Agreement.  This is a guarantee of payment, and not of collection, and Guarantor therefore agrees that Parent shall not be obligated, prior to seeking recourse against or receiving payment from Guarantor, to do any of the following acts (although Parent may do so, in whole or in part, at its sole option), the performance of each of which is hereby unconditionally waived by Guarantor:  (a) take any steps whatsoever to collect from Buyer or to file any claim of any kind against Buyer; or (b) in any other respect exercise any diligence whatsoever in collecting or attempting to collect the Buyer Indebtedness by any means.  No delay on the part of Parent in exercising any of its options, powers or rights, or partial or single exercise thereof, under this Section 5.14 will constitute a waiver thereof.  If any provision of this Section 5.14 is determined to be illegal, unconscionable or unenforceable, all other terms and provisions hereof will nevertheless remain effective and will be enforced to the fullest extent permitted by law.

6.             Conditions to Consummation of the Purchase

6.01                           Conditions to Each Party’s Obligation to Effect the Purchase.  The respective obligations of Parent and Buyer to consummate the Purchase are subject to the fulfillment or written waiver, at or prior to the Effective Date, of each of the following conditions:

(a)                                  Approvals. All Governmental Authority approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(b)                                 Third Party Consents.  All consents or approvals of all Persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement (including consummation of the Purchase) shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have a Material Adverse Affect on ERC.

(c)                                  No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect, pending or threatened and prohibits (or would prohibit, once in effect) consummation of the transactions contemplated by this Agreement.

(d)                                 HSR Act.  The applicable waiting period (and any extension thereof) under the HSR Act and any other relevant antitrust law shall have expired or been terminated.

6.02                           Conditions to Obligation of Buyer.  The obligations of Buyer to consummate the Purchase are also subject to the fulfillment or written waiver, at or prior to the Effective Date, of each of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date only), and Buyer shall have received certificates, dated the Effective Date, signed on behalf of Parent to such effect.

(b)                                 Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and Buyer shall have received certificates, dated the Effective Date, signed on behalf of Parent to such effect.

(c)                                  Consents.  Buyer shall have received the necessary commitments and related consents for the financing required to pay all amounts owed by Buyer to Parent under this Agreement as set forth on Buyer Disclosure Schedule 6.02(c), provided that Buyer shall use its best efforts to obtain such commitments and consents on or before December 31, 2004.

(d)                                 Transition Services Agreement.  Parent shall have delivered to Buyer a fully executed Transition Services Agreement.

(e)                                  Trademarks.  Parent shall have delivered to Buyer evidence (i) from the U.S. Patent and Trademark Office of the assignment to ERC of the U.S. registered trademarks and applications as listed on Parent Disclosure Schedule 4.03(r) and (ii) from the applicable foreign patent and trademark office(s), evidence of the filing of the foreign registered trademarks and applications as listed on Parent Disclosure Schedule 4.03(r).

(f)                                    Other Closing Deliveries.  Parent shall have delivered or caused to be delivered to Buyer each of the items required by Section 2.04(a).

6.03                           Conditions to Obligation of Parent.  The obligations of Parent to consummate the Purchase are also subject to the fulfillment or written waiver, at or prior to the Effective Date, of each of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date only) and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Buyer to such effect.

(b)                                 Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Buyer to such effect.

(c)                                  Transition Services Agreement.  Buyer shall have delivered to Parent a fully executed Transition Services Agreement.

(d)                                 Other Closing Deliveries.  Buyer shall have delivered or caused to be delivered to Parent each of the items required by Section 2.04(b).

7.             Survival; Indemnifications

7.01                           In General.  After the Closing, the indemnification expressly provided in this Agreement shall be the sole and exclusive remedy for any breach of representations and warranties or of any covenant or agreement in this Agreement by either party in the absence of fraud.  Nothing herein shall preclude a party hereto from applying to a court for equitable relief to enforce its rights under this Agreement.  Each indemnitee under this Article 7 shall use its reasonable efforts to mitigate Costs for which it seeks indemnification hereunder.  Notwithstanding anything in this Agreement to the contrary, no Person shall be entitled to indemnification if the event or condition giving rise to such Person’s indemnification claim is a result of fraud or willful misconduct by such Person, its Affiliates or its Representatives.

7.02                           Survival Periods.  Unless expressly provided herein to the contrary, all representations and warranties of the parties contained in this Agreement or in any Schedule hereto, or any certificate, document or other instrument delivered in connection herewith, which, in order to be given proper effect must survive Closing, shall survive the Closing until eighteen (18) months following the Effective Date (the “Survival Date”); provided, however, that (i) the representations under Section 4.03(o) shall survive until thirty (30) days after the expiration of any applicable statute of limitations of such representations, and (ii)  the representations under Sections 4.03(a) (b) (c) (d) and (k), and 4.04 (a) (b) and (f) shall not expire.  No Action may be brought with respect to any of the representations and warranties that survive until the Survival Date, unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty, shall have been delivered to the party alleged to have breached such representation or warranty prior to the Survival Date.  No Action may be brought by the party seeking indemnification with respect to any representation or warranty contained in this Agreement (and the other party hereto shall have no liability with respect to such matter) unless such Action is brought within 60 days following the delivery of such notice by the party seeking indemnification.  In calculating any amount of Costs payable to Parent or Buyer under this Article 7, the indemnifying party shall receive credit for (a) insurance recoveries received by the indemnified party offsetting the amount of loss, (b) the amount accrued or reserved against as a liability on the Effective Date Balance Sheet with respect to such loss (or, in the case of any such loss comprised of the loss of, or the reduced value of, any asset, the extent to which such asset was written down on the Effective Date Balance Sheet to reflect such reduction in value), and (c) any recoveries from third parties pursuant to indemnification or otherwise with respect thereto.  Any party receiving indemnity shall assign to the indemnifying party all of its claims for recovery against third parties as to such Costs, whether by insurance coverage, contribution claims, subrogation or otherwise.

7.03                           Limits on Indemnification.  (a) Notwithstanding any provision to the contrary contained in this Agreement, Buyer shall not make any claim against Parent for any breach of representations and warranties under this Agreement (i) for any individual Cost that is less than $1,000 (any such Cost being a “De Minimis Cost”) and (ii) except as set forth in the next sentence, until the dollar amount of all such claims (excluding for this purpose all De Minimis Costs), together with any indemnification amount payable by Parent under Article 7, after deducting the credits described in Section 7.02, shall exceed, in the aggregate (under all such agreements), the amount of the Deductible, and, if the Deductible is exceeded, except as set forth in the next sentence, Parent shall be required to pay only the amount of such excess over the Deductible; provided that Parent’s obligation and liability for any and all breaches of the representations and warranties set forth in this Agreement shall not exceed, in the aggregate (under all such agreements), the amount of the Cap.  With respect to claims by Buyer against Parent for indemnification for a breach of the representations and warranties set forth in Section 4.03(aa), such claims will not be subject to the Deductible.

(b)                                 Any breach of a representation or warranty hereunder disclosed to the other party after the execution and delivery of this Agreement and prior to the Closing shall not affect the right of such other party to elect not to close the transactions contemplated by this Agreement (it being understood and agreed that if, despite such right of such other party to elect not to close by reason of the breach so disclosed, such other party nevertheless elects to close, thereby waiving such breach, such other party shall thereafter have no claim by reason of, in connection with or arising from any such disclosed breach).

(c)                                  Anything in this Article 7 to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Section 5.07 hereof.

7.04                           Indemnification by Buyer.  From and after the Effective Date, Buyer shall indemnify and hold harmless Parent, its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnified Parties”) from and against any and all Costs incurred by or asserted against any of Parent Indemnified Parties in connection with or arising from any (a) Costs incurred by or asserted against any Parent Indemnified Party arising out of or in connection with any of the businesses, assets, operations or activities of ERC (including any predecessor of ERC and any former business, asset, operation or activity of ERC), owned or conducted, from and after the Effective Date, including, without limitation, any Costs based on negligence, gross negligence, strict liability, intentional tort or any other theory of liability, whether in law (whether common or statutory) or equity, and (b)  Costs incurred by or asserted against any of Parent Indemnified Parties in connection with or arising from any breach of any representation or warranty which survives the Closing made by or on behalf of Buyer under this Agreement.

7.05                           Indemnification by Parent.  From and after the Effective Date, Parent shall indemnify and hold harmless Buyer, Buyer’s Affiliates (including ERC after the Effective Date), each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Costs incurred by or asserted against any of the Buyer Indemnified Parties in connection with or arising from any breach of any representation or warranty that survives the Closing made by or on behalf of Parent under this Agreement.

7.06                           Third-Party Claims.  If a claim by a third party is made against a Parent Indemnified Party or a Buyer Indemnified Party (collectively, an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article 7, such Indemnified Party shall promptly notify the indemnifying party of such claims.  Such notification shall be given within ten (10) days after receipt by the Indemnified Party of notice of such suit or proceeding; shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party); and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the indemnifying party shall relieve the indemnifying party of any liability or obligation hereunder except to the extent of any liability caused by or arising out of such failure, except and only to the extent where the indemnifying party is prejudiced by such delay.  Within twenty (20) days after delivery of such notification, the indemnifying party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) the indemnifying party may only assume control of such defense if it acknowledges in writing to the Indemnified Party that any damages that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute “Costs” for which the Indemnified Party shall be indemnified pursuant to this Article 7, and (ii) the indemnifying party may not assume control of the defense of a suit or proceeding involving criminal liability or in which any relief other than monetary damages is sought against the Indemnified Party.

In addition, notwithstanding anything to the contrary in the foregoing, in the event that an Indemnified Party in good faith determines that the conduct of the defense of any claim, suit or proceeding or any proposed settlement of any such claim, suit or proceeding by the indemnifying party might be expected to adversely affect the Indemnified Party’s Tax liability or the ability of the Indemnified Party to conduct its business (including relationships with Governmental Authorities, customers, suppliers or other Persons with whom the Indemnified Party conducts business), the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement or negotiations relating to any such claim, suit or proceeding at the sole cost of the indemnifying party.  If the indemnifying party does not so assume control of such defense, the Indemnified Party shall control such defense.  The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the indemnifying party assumes control of such defense and the Indemnified Party reasonably concludes that the indemnifying party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Costs” for purposes of this Agreement.

The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.  The indemnifying party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of unconditional release from all liability with respect to such claim or consent to entry of any judgment.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the indemnifying party, which shall not be unreasonably withheld or delayed.

8.             Termination

8.01                           Termination.  This Agreement may be terminated and the Purchase may be abandoned at any time prior to the Effective Date:

(a)                                  Mutual Consent.  By the mutual written consent of Parent and Buyer.

(b)                                 Breach.  By Parent or Buyer, in the event of either:  (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (1) or (2) above) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c)                                  Delay.  By Parent or Buyer, in the event that the Purchase is not consummated by December 31, 2004.

(d)                                 No Approval.  By Parent or Buyer, in the event that the approval of any Governmental Authority required for consummation of the Purchase and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority after good faith efforts by the Party to obtain such approval.

8.02                           Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Purchase pursuant to this Article 8, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement, except (a) as set forth in Sections 5.02, 5.03(b), 5.03(c), 8.03 and 9.06 hereof, and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

8.03                           Performance Fee.  If Parent is unable to satisfy the conditions set forth in Section 6.03 by December 31, 2004, and provided Buyer and Guarantor are in compliance in all material respects with their obligations under this Agreement, then the Purchase Price will be reduced  by Two Million Dollars ($2,000,000).  If Buyer or Guarantor is unable to satisfy the conditions set forth in Section 6.02 by December 31, 2004, and provided Parent is in compliance in all material respects with its obligations under this Agreement, then the Purchase Price will be increased by Two Million Dollars ($2,000,000).  The right to this fee is separate and distinct from the right to termination pursuant to Section 8.01(c) above.

9.             Miscellaneous

9.01                           Waiver; Amendment.  Prior to the Effective Date, any provision of this Agreement may be (a) waived in writing signed by the party benefited by the provision, or (b) amended or modified at any time by an agreement in writing signed by each party hereto executed in the same manner as this Agreement.

9.02                           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.  Facsimile signatures shall in all respects have the same weight, force and legal effect and shall be fully valid, binding and enforceable as if such signed facsimile copies were original documents bearing original signatures.

9.03                           Governing Law.  This Agreement is governed by, and will be interpreted and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State, without regard to conflicts of laws principles that would require the application of laws of any other jurisdiction.

9.04                           Waiver of Jury Trial.  Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.04.

9.05                           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto, and any purported assignment in violation of this Section 9.05 shall be null and void.  Notwithstanding the foregoing, Buyer may assign any of its rights, interests or obligations hereunder to any of its Affiliates.

9.06                           Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified in this Agreement.

9.07                           Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Buyer or Guarantor, to:

c/o SIRVA, Inc.
700 Oakmont Lane
Westmont, IL 60559

Attention: General Counsel
Telephone: 630-570-3000
Facsimile: 630-468-4706

With a copy to:
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60610
Attention: Robert F. Wall, Esq.
Telephone: (312) 558-5600
Facsimile: (312) 558-5700

If to Parent, to:
Standard Federal Bank National Association
2600 W. Big Beaver Road
Troy, MI 48084
Attention: Thomas M. Goldstein
Telephone:
Facsimile:

With a copy to:
LaSalle Bank Corporation
135 S. LaSalle Street, Suite 925
Chicago, IL 60603
Attention: Timothy D. Kaiser, Esq.
Telephone: (312) 904-5046
Facsimile: (312) 904-1104

With a copy to:
Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street, Suite 2600
Chicago, Illinois 60601-1003
Attention:	Robert J. Stucker, Esq.
Daniel C. McKay, II, Esq.
Jeffrey C. Davis, Esq.
Telephone: (312) 609-7500
Facsimile: (312) 609-5005

9.08                           Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made, other than the Confidentiality Agreement as set forth in Section 5.03(c).  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement.  Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as may be provided in the Confidentiality Agreement.

9.09                           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

*  *  *

[The next page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

NORTH AMERICAN INTERNATIONAL HOLDING CORPORATION

		By:	/s/ Ralph A. Ford
Name: Ralph A. Ford
Title: Vice President

SIRVA WORLDWIDE, INC.

		By:	/s/ Brian P. Kelley
Name: Brian P. Kelley
Title: President

STANDARD FEDERAL BANK NATIONAL ASSOCIATION

		By:	/s/ Thomas Goldstein
Name: Thomas Goldstein
Title:

Solely with respect to Section 5.11 only:

ABN AMRO NORTH AMERICA HOLDING COMPANY

By:	/s/ Thomas Goldstein
Name: Thomas Goldstein
Title: CFO and SVP